SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [   ]

Check the appropriate box::

[ ] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2)
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

RUSSELL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

November 6, 2001

Dear Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders of Russell Corporation, which will be held on Monday, December 10, 2001 at 10:00 a.m., Central Standard Time, at the general offices of the Company at 755 Lee Street, Alexander City, Alabama 35011.

     The formal notice of the meeting and the proxy statement appear on the following pages and describe the matter to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about the Company.

     The specific proposal to be voted on at the special meeting authorizes the Company to incur bonded indebtedness, at any time, and from time to time, without limit as to amount and without further action by the shareholders of the Company. Currently, Alabama law provides that the Company’s bonded indebtedness may not be increased without the consent of its shareholders. This provision of Alabama law results in the Company’s board of directors having less flexibility than that enjoyed by the boards of directors of corporations organized in most other states such as Delaware, which allows boards of directors to authorize the incurrence of debt without prior shareholder approval.

     The Board of Directors of the Company believes that the ability to incur bonded indebtedness resulting from approval of this proposal will benefit the Company by providing flexibility to take advantage of opportunities such as acquisitions, the purchase of property and funding of working capital needs. Essentially, approval of this proposal would enable the Company to incur bonded indebtedness on the same basis as corporations in most other jurisdictions. Accordingly, the Board of Directors of the Company believes that this proposal is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” approval of this proposal.

     Passage of this proposal requires the consent of a majority of the total outstanding shares of the Company, regardless of whether said shares are voted or not. Therefore, your vote is important. If you do not return your proxy, or do not vote your shares in person at the meeting, your non-participation is effectively the same as a “No” vote on this proposal. After reading the enclosed notice of the meeting and proxy statement, please complete, sign, date and return the enclosed proxy card at your earliest convenience. Returning the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

Sincerely,

John F. Ward Chairman of the Board and Chief Executive Officer